Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Birner Dental Management Services, Inc. on Form S-8 of our report, dated March 31, 2008, appearing in this Annual Report on Form 10-K of Birner Dental Management Services, Inc. for the year ended December 31, 2007.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
March 31, 2008